UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Family Dollar Stores, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-0942963
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A originally filed by Family Dollar Stores, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on June 9, 2014 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement (the “Rights Agreement”), dated as of June 9, 2014 between the Company and American Stock Transfer & Trust Company, LLC, as the Rights Agent (the “Rights Agent”), as amended by that certain amendment dated July 27, 2014 (“Amendment No.1”).

ITEM 1.	DESCRIPTION OF SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Postponement of Distribution Date

As previously announced, on September 10, 2014, Dollar General Corporation (“Dollar General”) commenced an unsolicited tender offer (the “DG Tender Offer”) to acquire all of the issued and outstanding shares of the Company’s Common Stock, subject to certain conditions set forth therein.

Because consummation of the DG Tender Offer would result in Dollar General becoming an Acquiring Person, a Distribution Date would occur on September 24, 2014 and in connection therewith the Rights would be certificated and trade separately from the Company’s Common Stock.

As contemplated and permitted by the Rights Agreement, on September 15, 2014, the Board approved resolutions to postpone the Distribution Date until such date as subsequently determined by the Board, to give notice thereof to the Rights Agent and to announce the same publicly.

ITEM 2.	EXHIBITS

1	Rights Agreement, dated as of June 9, 2014, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 9, 2014).

2	Amendment No. 1 to the Rights Agreement, dated as of July 27, 2014, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC, (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated July 28, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: September 17, 2014	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr. Senior Vice President, General Counsel and Secretary

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